Exhibit 99.1

IDEXX Laboratories Announces Third Quarter Results

WESTBROOK, Maine, Nov. 1, 2016 /PRNewswire/ --

  Reports revenue growth of 10% on both a reported and organic basis, reflecting CAG Diagnostics recurring revenue growth of 12% and strong premium instrument placements
  Delivers EPS of $0.62, a 29% increase year over year as reported, or 22% on an Adjusted constant currency basis
  Achieves 18% growth in premium instrument placements, including 562 IDEXX SediVue™ Dx placements
  Adjusts 2016 revenue growth and EPS outlook toward the high end of previous guidance range, and provides preliminary 2017 financial guidance for organic revenue growth of 9% - 10.5% and earnings per share of $2.77 - $2.93

IDEXX Laboratories, Inc. (NASDAQ: IDXX) reports revenues for the third quarter of 2016 of $448 million, an increase of 10% compared to the prior year period, on both a reported and organic basis. Q3 results were driven by robust global CAG Diagnostics recurring revenue, including strong IDEXX VetLab® consumables and reference laboratory revenue growth in both the US and international regions, as well as high single-digit growth in the Water business. Based on this continued strong performance and commercial model traction, the Company is adjusting its full year 2016 revenue growth and earnings per diluted share ("EPS") toward the high end of its previous guidance ranges. The Company is also providing preliminary 2017 guidance for organic revenue growth of 9% – 10.5%, driven by high growth in CAG Diagnostics recurring revenues, and reported EPS gains of 17% - 24%, supported by constant currency operating margin expansion, consistent with its long-term goals.

"With sustained strength in our global markets, our third quarter results reflect the power of our durable, recurring revenue business model. Momentum continues to build in our commercial organization, as customers accelerate their adoption of our latest stream of innovations based on sound clinical evidence and the beneficial impact on their practices' economics," said Jonathan Ayers, the Company's Chairman and Chief Executive Officer. "We believe the sustained strong growth in companion animal health care, including the increasing use of diagnostics, is supported by the deeply-rooted, global trend of the strengthening bond between humans and their pets.

"We are seeing the recognition of the clinical value of IDEXX SDMATM steadily expand, as practicing veterinarians build their experience with this unique renal biomarker. IDEXX SDMA is a driving force for our reference laboratory revenues globally, as the subcategory of chemistry panels, driven by the inclusion of SDMA, continues to grow faster than other diagnostic categories of our reference laboratory revenues. The demand for SediVue also continues to track very well, with 562 placements in Q3 and positive feedback from the over 1,000 customers running SediVue Dx to date. We expect to begin our SediVue launch outside of North America before the end of the year, starting with the UK and Australia. We also continue to expand our global Catalyst® instrument installed base, up 25% at the end of the quarter relative to Q3 2015, a major factor in driving our 15% growth in IDEXX VetLab consumables revenues this quarter.

"Excellent execution of our strategy is keeping us on track towards delivery of our long-term goals of an annual rate of 10%+ constant currency revenue growth and 15% - 20% constant currency EPS gains."

Third Quarter Performance Highlights

Reported and organic revenue growth for the quarter were both 10%. EPS for the quarter was $0.62, an increase of 29% compared to the prior year period. Adjusted EPS growth on a constant currency basis for the quarter was 22%, before a negative $0.04 per share impact related to net changes in foreign exchange, and excluding a $0.06 per share software impairment charge in the prior year period. The federal research and development tax credit, which benefited the current but not the prior year period, had a 2% favorable impact to EPS growth.

Companion Animal Group

The Companion Animal Group ("CAG") generated 12% reported and organic revenue growth for the quarter, supported by CAG Diagnostics recurring revenue growth of 12% and instrument revenue growth of 22%.

  IDEXX VetLab consumables revenue generated reported and organic revenue growth of 15% in the quarter, driven by continued rapid expansion of our premium instrument base in US and international markets.  IDEXX VetLab premium diagnostic instrument placements grew 18% to 2,590, including 1,214 Catalysts, 814 premium hematology instruments and 562 IDEXX SediVue Dx analyzers.
  Reference laboratory diagnostic and consulting services grew 13% on a reported and organic basis, reflecting continued strong gains in US and international markets, supported by accelerated growth in chemistry volumes driven by IDEXX SDMA, our novel kidney function test, launched in Q3 2015.
  Rapid assay products had reported and organic revenue growth of 2%, supported by continued growth in 4Dx® revenues. As expected, rapid assay growth moderated from strong prior quarter levels, reflecting timing of promotional programs.

Livestock, Poultry and Dairy ("LPD")

Reported revenue declined 2% for the quarter as strong testing gains in China and Brazil were offset by declines in bovine disease eradication testing in Europe and in herd health screening revenue.

Water

Reported revenue growth was 7% and organic revenue growth was 9% in the quarter, supported by increased traction from our expanded commercial capability and increases in core coliform and E.coli sales in all major regions.

Gross Profit and Operating Profit

Gross profits increased 10%, and gross margin decreased slightly to 55.0% from 55.2% in the prior year period. The decrease in gross margin was due to currency impacts, primarily related to the lapping of 2015 hedge gains. Constant currency gross margin was 55.9% for the quarter, 70 basis points higher than Q3 2015, driven by high consumable growth and mix impact, price gains, volume leverage in reference labs and improvements in practice management service offerings. These drivers were partially offset by growth of lower-margin instruments.

Operating margins were 19.7% in the quarter, consistent with prior year period Adjusted operating margins of 19.7%, which excludes a 2.0% operating margin impact from the 2015 software impairment charge. Solid operating margin performance reflects constant currency gross margin gains and operating expense leverage, which offset a negative 1.0% operating margin impact from foreign exchange.

2016 and 2017 Financial Outlook

The following guidance for 2016 and 2017 reflects the assumptions that the value of the US dollar relative to other currencies will remain at the following rates: the euro at $1.08, the British pound at $1.20, the Canadian dollar at $0.75, the Australian dollar at $0.76 and the Japanese yen at ¥106 to the US dollar for the balance of 2016 and the full year of 2017.

Outlook for 2016

The Company is refining its 2016 revenue outlook to $1,763 million - $1,773 million, at the high end of our earlier guidance range. The refined revenue outlook takes into account adjustments to foreign exchange assumptions that have reduced our 2016 reported revenue guidance range by $2 million. We are also adjusting our 2016 EPS outlook to $2.35 - $2.39 per share, reflecting targeted growth of 15% - 17% on a reported basis and 21% - 23% Adjusted EPS constant currency growth. This Adjusted EPS growth is calculated based on our 2015 Adjusted EPS of $2.11, which excludes a software impairment charge of $0.06 per share. The Company is also raising its free cash flow outlook to approximately 105% of net income to reflect continued strong trends in reducing inventories and expectations for relatively lower capital spending in 2016.

At assumed foreign exchange rates, we estimate that the effect of the stronger US dollar will adversely impact 2016 revenue by less than 1%. We estimate that these foreign exchange rate changes will reduce reported 2016 EPS by $0.20, including the net impact from the lapping of $21 million in 2015 hedge gains compared to projected hedge gains of approximately $4 million in 2016.

The Company provides the following updated guidance for 2016:

Amounts in millions except per share data and percentages

	Guidance Range	Growth Definition	Y/Y Growth

Revenue	$1,763 - $1,773	Reported	10% - 11%
		Organic Revenue Growth	10.5% - 11.5%

EPS	$2.35 - $2.39	Reported	15% - 17%
		Adjusted	11% - 13%
		Adjusted Constant Currency	21% - 23%

Operating Cash Flow	~135% of net income

Free Cash Flow	~105% of net income

Capital Expenditures	~$80 million

We expect an effective tax rate of 30.5% - 31.0%, consistent with our previous guidance. We are projecting a reduction in weighted average shares outstanding of approximately 2.5% - 3%, and interest expense, net of interest income, of approximately $29 million reflecting current and projected borrowings.

Outlook for 2017

The Company provides the following preliminary guidance for 2017:

Amounts in millions except per share data and percentages

	Guidance Range	Growth Definition	Y/Y Growth

Revenue	$1,910 - $1,935	Reported	8% - 9.5%
		Organic Revenue Growth	9% - 10.5%

EPS	$2.77 - $2.93	Reported	17% - 24%
		Constant Currency	18% - 25%

Our EPS outlook includes approximately $0.08 - $0.12 per share of projected benefit from the implementation of the new Accounting Standards Update 2016-09 (ASU 2016-09), Improvements to Employee Share-Based Payment Accounting, related to accounting for the tax benefit of employee stock-based compensation. We estimate that this will reduce IDEXX's 2017 effective tax rate by approximately 250 - 350 basis points and decrease our projected annual reduction in shares outstanding from share repurchases by 50 basis points. Including these effects, our preliminary outlook for our effective tax rate is 27% - 28.5% and for a reduction in weighted average shares outstanding from continued stock repurchases of 1.0% - 1.5%, net of the accounting impact noted. We are projecting interest expense, net of interest income, of $30 million - $31 million, reflecting current and projected borrowings. At the foreign exchange rates assumed in this earnings release, we estimate that foreign exchange impacts will reduce 2017 reported revenue growth by approximately 1%, reported operating profit by ~$4 million and EPS by ~$0.03 per share.

Adjusting for the accounting change benefit and foreign currency impacts, our 2017 outlook reflects expectations for 15% - 20% EPS constant currency growth, supported by a targeted 70 basis point constant currency increase in operating margin compared to 2016.

Conference Call and Webcast Information

IDEXX Laboratories, Inc. will be hosting a conference call today at 8:30 a.m. (Eastern) to discuss its third quarter results and management's outlook. To participate in the conference call, dial 1-800-230-1093 or 1-612-234-9959 and reference confirmation code 403934. An audio replay will be available through Tuesday, November 8, 2016 by dialing 1-800-475-6701 or 1-320-365-3844 and referencing replay code 403934.

The call will also be available via live or archived webcast on the IDEXX Laboratories' website at www.idexx.com and will be available for one year.

About IDEXX Laboratories, Inc.

IDEXX Laboratories, Inc. is a leader in pet healthcare innovation, serving practicing veterinarians around the world with a broad range of diagnostic and information technology-based products and services. IDEXX products enhance the ability of veterinarians to provide advanced medical care, improve staff efficiency and build more economically successful practices. IDEXX is also a worldwide leader in providing diagnostic tests and information for livestock and poultry and tests for the quality and safety of water and milk. Headquartered in Maine, IDEXX Laboratories employs more than 7,000 people and offers products to customers in over 175 countries. For more information about IDEXX, visit: www.idexx.com.

Statement Regarding Non-GAAP Financial Measures

The following provides information regarding certain measures used in this earnings release and/or the accompanying earnings conference call that are not required by, or presented in accordance with, generally accepted accounting principles in the United States of America ("GAAP"), otherwise referred to as non-GAAP financial measures. To supplement the Company's consolidated results presented in accordance with GAAP, the Company has disclosed non-GAAP financial measures that exclude or adjust certain items. Management believes these non-GAAP financial measures provide useful supplemental information for its and investors' evaluation of the Company's business performance and liquidity and are useful for period-over-period comparisons of the performance of the Company's business and its liquidity and to the performance and liquidity of our peers. While management believes that these non-GAAP financial measures are useful in evaluating the Company's business, this information should be considered as supplemental in nature and should not be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly titled measures reported by other companies.

The following section defines terms and conventions used in this earnings release and/or the accompanying earnings conference call, including non-GAAP financial measures, and includes applicable information regarding reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures, as appropriate:

Adjusted EPS, Adjusted EPS growth, Adjusted operating profit and Adjusted operating margin - Adjusted EPS, Adjusted EPS growth, Adjusted operating profit and Adjusted operating margin are non-GAAP financial measures. Adjusted EPS, Adjusted operating profit and Adjusted operating margin exclude from the prior year period reported earnings, the third quarter 2015 non-cash software impairment charge of $8.2 million, which represents 200 basis points in operating margin and $0.06 per share in EPS. The Adjusted EPS growth calculation for both the third quarter of 2016 and full year 2016 uses Adjusted EPS for the applicable prior year period.

Constant currency - Constant currency references are non-GAAP financial measures which exclude the impact of changes in foreign currency exchange rates and are consistent with how management evaluates our performance and comparisons with prior and future periods. We estimated the net impacts of currency on our revenue, gross profit, operating profit, EPS and Adjusted EPS results by restating results to the average exchange rates or exchange rate assumptions for the comparative period, which includes adjusting for the estimated impacts of foreign currency hedging transactions and certain impacts on our effective tax rates. These estimated currency changes reduced third quarter 2016 gross profit growth by 2%, operating profit growth by 6%, and Adjusted EPS growth by 7%; reduced projected 2016 revenue growth by less than 1%, projected 2016 EPS growth by 10%, and projected 2016 Adjusted EPS growth by 9%; reduced both projected 2017 revenue growth and projected 2017 constant currency EPS growth by approximately 1%. Constant currency revenue growth represents the percentage change in revenue during the applicable period, as compared to the prior year period, excluding the impact of changes in foreign currency exchange rates. See the supplementary analysis of results below for revenue percentage change from currency for the three and nine months ended September 30, 2016.

Free cash flow - Free cash flow is a non-GAAP financial measure and means, with respect to a measurement period, the cash generated from operations during that period, including tax benefits attributable to share-based compensation arrangements, reduced by the Company's investments in property and equipment. Management believes free cash flow is a useful measure because it indicates the cash the operations of the business are generating after appropriate reinvestment for recurring investments in property and equipment that are required to operate the business. See the supplementary analysis of results below for our calculation of free cash flow for the nine months ended September 30, 2016 and 2015. To estimate projected 2016 free cash flow we have deducted projected purchases of property and equipment (also referred to as capital expenditures) and added the projected tax benefits from share-based compensation arrangements consistent with those reported for the nine months ended September 30, 2016 in the supplementary analysis of results below.

Growth and organic growth - All references to growth and organic growth refer to growth compared to the equivalent prior year period unless specifically noted.

Organic revenue growth - Organic revenue growth is a non-GAAP financial measure. Organic revenue growth for the third quarter of 2016 excludes the impact of changes in foreign currency exchange rates, which had a 0.2% unfavorable impact on revenue growth, and revenue from business acquisitions, which contributed 0.1% to revenue growth. See the supplementary analysis of results below for a reconciliation of reported revenue growth to organic revenue growth for the three and nine months ended September 30, 2016. See commentary above for the impacts of constant currency to the projected 2016 and 2017 organic revenue growths for the Company.

Note Regarding Forward-Looking Statements

This earnings release contains statements about the Company's business prospects and estimates of the Company's financial results for future periods that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are included above under "Outlook for 2016," "Outlook for 2017" and elsewhere and can be identified by the use of words such as "expects," "may," "anticipates," "intends," "would," "will," "plans," "believes," "estimates," "should," and similar words and expressions. Our forward-looking statements include statements relating to our revenue growth and EPS outlooks; operating and free cash flow forecast; projected impact of foreign currency exchange rates; and projected operating margins, capital expenditures, tax benefits from share-based compensation arrangements, effective tax rate, weighted average shares outstanding and interest expense. These statements are based on management's expectation of future events as of the date of this earnings release, and the Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments. Actual results could differ materially from management's expectations. Factors that could cause or contribute to such differences include the following: the Company's ability to successfully execute its strategy, including supporting its all-direct sales strategy in the US; the Company's ability to develop, manufacture, introduce and market new products and enhancements to existing products; the Company's ability to achieve cost improvements in its worldwide network of laboratories and in the manufacture and service of in-clinic instruments;the Company's ability to identify acquisition opportunities, complete acquisitions and integrate acquired businesses; disruptions, shortages or pricing changes that affect the Company's purchases of products and materials from third parties, including from sole source suppliers; the effectiveness of the Company's sales and marketing activities; the Company's ability to manufacture complex biologic products; the impact of a change to our relationship with the Company's former distributors;the impact of distributor purchasing decisions on sales of the Company's products that are sold through distribution; the Company's ability to manage the risks associated with the use of distributors to sell the Company's products; the impact of increased competition from existing and new technologies and technological advances by our competitors; the promotion and sale of our competitors' products by our former US distribution partners; the effect of government regulation on the Company's business, including government decisions about whether and when to approve the Company's products and decisions regarding labeling, manufacturing and marketing products; the impact of consolidation in our customer base, including veterinary hospital consolidation, and the prevalence of buying consortiums on the markets for the Company's products; the Company's ability to obtain patent and other intellectual property protection for its products, successfully enforce its intellectual property rights and defend itself against third party claims against the Company; changes in testing patterns or practices in veterinary medicine that affect the rate of use of the Company's products and services by veterinarians; a failure or perceived failure to comply with regulations and our policies regarding the privacy and protection of user data; the effect of any strengthening of the rate of exchange for the US dollar; the impact of a weak economy on demand for the Company's products and services or increased customer credit risk; the effects of operations outside the US, including from currency fluctuations, different regulatory, political and economic conditions, and different market conditions and local business and cultural factors; the impact of the Company's limited experience and small scale in the human point-of-care market; the effects of interruptions to the Company's operations due to natural or man-made disasters, system failures or disruptions or security breaches; the effect of any adverse changes in the financial markets on the value of the Company's investment portfolio; the effect on the Company's stock price if quarterly or annual operating results do not meet expectations of market analysts or investors in future periods; potential exposures related to our worldwide provision for income taxes and the potential loss of tax incentives; and the Company's ability to obtain financing on favorable terms. A further description of these and other factors can be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2015 and the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, in the sections captioned "Risk Factors," as well as the Company's other periodic reports filed or to be filed with the Securities and Exchange Commission.

IDEXX Laboratories, Inc. and Subsidiaries
Condensed Consolidated Statement of Operations
Amounts in thousands except per share data (Unaudited)

		Three Months Ended		Nine Months Ended
		September 30,	September 30,	September 30,	September 30,
		2016	2015	2016	2015
Revenue:	Revenue	$ 448,308	$ 406,387	$ 1,332,427	$ 1,202,207
Expenses and
Income:	Cost of revenue	201,578	182,113	597,617	529,632
	Gross profit	246,730	224,274	734,810	672,575
	Sales and marketing	79,972	73,107	236,453	223,460
	General and administrative	52,627	46,198	156,239	133,717
	Research and development	25,672	24,862	75,704	74,185
	Impairment charge	-	8,212	-	8,212
	Income from operations	88,459	71,895	266,414	233,001
	Interest expense, net	(6,935)	(7,066)	(21,695)	(19,645)
	Income before provision for income taxes	81,524	64,829	244,719	213,356
	Provision for income taxes	25,072	20,600	75,036	65,611
Net Income:	Net income	56,452	44,229	169,683	147,745
	Less: Noncontrolling interest in subsidiary's
	earnings	(3)	6	7	16
	Net income attributable to stockholders	$ 56,455	$ 44,223	$ 169,676	$ 147,729
	Earnings per share: Basic	$ 0.63	$ 0.48	$ 1.89	$ 1.59
	Earnings per share: Diluted	$ 0.62	$ 0.48	$ 1.87	$ 1.57
	Shares outstanding: Basic	89,894	91,944	89,881	93,194
	Shares outstanding: Diluted	91,138	92,897	90,960	94,262

IDEXX Laboratories, Inc. and Subsidiaries
Selected Operating Information(Unaudited)

		Three Months Ended		Nine Months Ended
		September 30,	September 30,	September 30,	September 30,
		2016	2015	2016	2015
Operating	Gross profit	55.0%	55.2%	55.1%	55.9%
Ratios (as a	Sales, marketing, general and
percentage of	administrative expense	29.6%	31.4%	29.5%	30.4%
revenue):	Research and development expense	5.7%	6.1%	5.7%	6.2%
	Income from operations[1]	19.7%	17.7%	20.0%	19.4%

[1]Amounts presented may not recalculate due to rounding.

IDEXX Laboratories, Inc. and Subsidiaries
Segment Information
Amounts in thousands (Unaudited)

		Three Months Ended		Three Months Ended
		September 30,	Percent of	September 30,	Percent of
		2016	Revenue	2015	Revenue
Revenue:	CAG	$ 385,288		$ 344,081
	Water	27,862		25,957
	LPD	29,799		30,448
	Other	5,359		5,901
	Total	$ 448,308		$ 406,387

Gross Profit[1]:	CAG	$ 208,205	54.0%	$ 183,923	53.5%
	Water	19,211	69.0%	18,500	71.3%
	LPD	16,828	56.5%	18,785	61.7%
	Other	2,785	52.0%	3,163	53.6%
	Unallocated Amounts	(299)	N/A	(97)	N/A
	Total	$ 246,730	55.0%	$ 224,274	55.2%

Income from
Operations[1]:	CAG	$ 77,493	20.1%	$ 61,483	17.9%
	Water	12,442	44.7%	12,642	48.7%
	LPD	3,026	10.2%	6,061	19.9%
	Other	1,008	18.8%	569	9.6%
	Unallocated Amounts	(5,510)	N/A	(8,860)	N/A
	Total	$ 88,459	19.7%	$ 71,895	17.7%

		Nine Months Ended		Nine Months Ended
		September 30,	Percent of	September 30,	Percent of
		2016	Revenue	2015	Revenue
Revenue:	CAG	$ 1,143,150		$ 1,020,232
	Water	79,243		72,706
	LPD	93,511		93,777
	Other	16,523		15,492
	Total	$ 1,332,427		$ 1,202,207

Gross Profit:	CAG	$ 618,968	54.1%	$ 553,613	54.3%
	Water	54,697	69.0%	51,661	71.1%
	LPD	53,983	57.7%	58,963	62.9%
	Other	7,999	48.4%	7,301	47.1%
	Unallocated Amounts	(837)	N/A	1,037	N/A
	Total	$ 734,810	55.1%	$ 672,575	55.9%

Income from
Operations:	CAG	$ 229,858	20.1%	$ 183,086	17.9%
	Water	34,864	44.0%	33,954	46.7%
	LPD	12,665	13.5%	19,596	20.9%
	Other	(749)	(4.5%)	(686)	(4.4%)
	Unallocated Amounts	(10,224)	N/A	(2,949)	N/A
	Total	$ 266,414	20.0%	$ 233,001	19.4%

[1] Effective January 1, 2016, we modified our management reporting to provide a more comprehensive view of the performance of our operating segments by including the capitalization of variances between standard and actual manufacturing costs, which adjust the timing of cost recognition from when the variance is created to the period in which the related inventory is sold. Prior to January 1, 2016, the capitalization and subsequent recognition of these variances were not allocated to our operating segments and were instead reported under the caption "Unallocated Amounts". The segment gross profit and income (loss) from operations within this report for the three and nine months ended September 30, 2015 has been retrospectively revised to reflect this change to our reportable segments.

IDEXX Laboratories, Inc. and Subsidiaries
Revenues and Revenue Growth Analysis by Product and Service Categories and by Domestic and International Markets
Amounts in thousands (Unaudited)

	Three Months Ended
Net Revenue	September 30, 2016	September 30, 2015	Dollar Change	Percentage Change	Percentage Change from Currency[1]	Percentage Change from Acquisitions[2]	Organic Revenue Growth[3]

CAG	$385,288	344,081	$41,207	12.0%	(0.1%)	0.1%	12.0%
Water	27,862	25,957	1,905	7.3%	(1.5%)	-	8.8%
LPD	29,799	30,448	(649)	(2.1%)	0.4%	-	(2.5%)
Other	5,359	5,901	(542)	(9.2%)	-	-	(9.2%)
Total	$448,308	406,387	$41,921	10.3%	(0.2%)	0.1%	10.4%

	Three Months Ended
Net Revenue	September 30, 2016	September 30, 2015	Dollar Change	Percentage Change	Percentage Change from Currency[1]	Percentage Change from Acquisitions[2]	Organic Revenue Growth[3]

United States	$277,240	$252,076	$25,164	10.0%	-	0.1%	9.9%
International	171,068	154,311	16,757	10.9%	(0.4%)	-	11.3%
Total	$448,308	$406,387	$41,921	10.3%	(0.2%)	0.1%	10.4%

	Three Months Ended
Net CAG Revenue	September 30, 2016	September 30, 2015	Dollar Change	Percentage Change	Percentage Change from Currency[1]	Percentage Change from Acquisitions[2]	Organic Revenue Growth[3]

CAG Diagnostics recurring revenue:	$324,233	$290,502	$33,371	11.6%	(0.1%)	0.1%	11.6%
IDEXX VetLab consumables	113,963	98,957	15,006	15.2%	(0.2%)	-	15.4%
IDEXX VetLab service and accessories	14,878	13,675	1,203	8.8%	0.3%	-	8.5%
Rapid assay products	48,720	47,534	1,186	2.5%	0.3%	-	2.2%
Reference laboratory diagnostic and consulting services	146,672	130,336	16,336	12.5%	(0.3%)	0.3%	12.5%
CAG Diagnostics capital - instruments	31,625	25,989	5,636	21.7%	-	-	21.7%
Veterinary software, services and diagnostic imaging systems[4]	29,430	27,590	1,840	6.7%	-	-	6.7%
Net CAG revenue	$385,288	$344,081	$41,207	12.0%	(0.1%)	0.1%	12.0%

[1] The percentage change from currency is a non-GAAP financial measure. This measure represents the percentage change in revenue resulting from the difference between the average exchange rates during the three months ended September 30, 2016 and the same period of the prior year applied to foreign currency-denominated revenues for the three months ended September 30, 2015.

[2] The percentage change from acquisitions is a non-GAAP financial measure. This measure represents the percentage change in revenue during the three months ended September 30, 2016 compared to the three months ended September 30, 2015 attributed to acquisitions subsequent to December 31, 2014.

[3] Organic revenue growth is a non-GAAP financial measure and represents the percentage change in revenue during the three months ended September 30, 2016 compared to the three months ended September 30, 2015 net of acquisitions and the effect of changes in foreign currency exchange rates.

[4] During the second quarter of 2016, we renamed our customer information management and diagnostic imaging systems line of business in the CAG segment to veterinary software, services and diagnostic imaging systems. Financial results were not adjusted as a result of this name change.

IDEXX Laboratories, Inc. and Subsidiaries
Revenues and Revenue Growth Analysis by Product and Service Categories and by Domestic and International Markets
Amounts in thousands (Unaudited)

	Nine Months Ended
Net Revenue	September 30, 2016	September 30, 2015	Dollar Change	Percentage Change	Percentage Change from Currency[1]	Percentage Change from Acquisitions[2]	Organic Revenue Growth[3]

CAG	$1,143,150	$1,020,232	$122,918	12.0%	(0.6%)	0.4%	12.2%
Water	79,243	72,706	6,537	9.0%	(1.8%)	-	10.8%
LPD	93,511	93,777	(266)	(0.3)%	(2.0%)	-	1.7%
Other	16,523	15,492	1,031	6.7%	-	-	6.7%
Total	$1,332,427	$1,202,207	$130,220	10.8%	(0.8%)	0.3%	11.3%

	Nine Months Ended
Net Revenue	September 30, 2016	September 30, 2015	Dollar Change	Percentage Change	Percentage Change from Currency[1]	Percentage Change from Acquisitions[2]	Organic Revenue Growth[3]

United States	$821,937	$741,726	$80,211	10.8%	-	0.2%	10.6%
International	510,490	460,481	50,009	10.9%	(2.1%)	0.6%	12.4%
Total	$1,332,427	$1,202,207	$130,220	10.8%	(0.8%)	0.3%	11.3%

	Nine Months Ended
Net CAG Revenue	September 30, 2016	September 30, 2015	Dollar Change	Percentage Change	Percentage Change from Currency[1]	Percentage Change from Acquisitions[2]	Organic Revenue Growth[3]

CAG Diagnostics recurring revenue:	$968,041	$869,413	$98,628	11.3%	(0.6%)	0.4%	11.5%
IDEXX VetLab consumables	336,483	298,093	38,390	12.9%	(0.7%)	-	13.6%
IDEXX VetLab service and
accessories	43,461	41,223	2,238	5.4%	(0.2%)	-	5.6%
Rapid assay products	147,583	143,353	4,230	3.0%	-	-	3.0%
Reference laboratory diagnostic and consulting services	440,514	386,744	53,770	13.9%	(0.8%)	1.0%	13.7%
CAG Diagnostics capital - instruments	87,119	70,166	16,953	24.2%	(0.6%)	-	24.8%
Veterinary software, services and diagnostic imaging systems[4]	87,990	80,653	7,337	9.1%	(0.3%)	-	9.4%
Net CAG revenue	$1,143,150	$1,020,232	$122,918	12.0%	(0.6%)	0.4%	12.2%

[1] The percentage change from currency is a non-GAAP financial measure. This measure represents the percentage change in revenue resulting from the difference between the average exchange rates during the nine months ended September 30, 2016 and the same period of the prior year applied to foreign currency-denominated revenues for the nine months ended September 30, 2015.

[2] The percentage change from acquisitions is a non-GAAP financial measure. This measure represents the percentage change in revenue during the nine months ended September 30, 2016 compared to the nine months ended September 30, 2015 attributed to acquisitions subsequent to December 31, 2014.

[3]Organic revenue growth is a non-GAAP financial measure and represents the percentage change in revenue during the nine months ended September 30, 2016 compared to the nine months ended September 30, 2015 net of acquisitions and the effect of changes in foreign currency exchange rates.

[4]During the second quarter of 2016, we renamed our customer information management and diagnostic imaging systems line of business in the CAG segment to veterinary software, services and diagnostic imaging systems. Financial results were not adjusted as a result of this name change.

IDEXX Laboratories, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet
Amounts in thousands (Unaudited)

					September 30,	December 31,
					2016	2015
Assets:		Current Assets:
		Cash and cash equivalents			$ 150,072	$ 128,994
		Marketable securities			241,402	213,591
		Accounts receivable, net			204,701	188,318
		Inventories			168,468	188,833
		Other current assets			63,457	101,898
		Total current assets			828,100	821,634
		Property and equipment, net			349,664	333,026
		Other long-term assets, net			322,606	320,333
		Total assets			$ 1,500,370	$ 1,474,993
Liabilities and
Stockholders'
Equity (deficit):		Current Liabilities:
		Accounts payable			$ 44,127	$ 52,648
		Accrued liabilities			202,074	205,530
		Line of credit			488,000	573,000
		Deferred revenue			26,007	25,583
		Total current liabilities			760,208	856,761
		Long-term debt			599,137	597,085
		Other long-term liabilities, net			86,039	105,142
		Total long-term liabilities			685,176	702,227

	Total stockholders' equity (deficit)				54,850	(84,125)
	Noncontrolling interest				136	130
	Total stockholders' equity (deficit)				54,986	(83,995)
	Total liabilities and stockholders' equity (deficit)				$ 1,500,370	$ 1,474,993

IDEXX Laboratories, Inc. and Subsidiaries
Selected Balance Sheet Information(Unaudited)

		September 30,	June 30,	March 31,	December 31,	September 30,
		2016	2016	2016	2015	2015
Selected
Balance Sheet	Days sales outstanding[1]	42.4	41.5	43.7	43.3	43.8
Information:	Inventory turns[2]	1.8	1.7	1.6	1.5	1.5

[1] Days sales outstanding represents the average of the accounts receivable balances at the beginning and end of each quarter divided by revenue for that quarter, the result of which is then multiplied by 91.25 days.

[2] Inventory turns represent inventory-related cost of product sales for the twelve months preceding each quarter-end divided by the inventory balance at the end of the quarter.

IDEXX Laboratories, Inc. and Subsidiaries
Condensed Consolidated Statement of Cash Flows
Amounts in thousands (Unaudited)

		Nine Months Ended
		September 30,	September 30,
		2016	2015
Operating:	Cash Flows from Operating Activities:
	Net income	$ 169,683	$ 147,745
	Non-cash charges	84,198	72,020
	Changes in assets and liabilities	(9,200)	(67,253)
	Tax benefit from share-based compensation arrangements	(10,225)	(10,044)
	Net cash provided by operating activities	234,456	142,468
Investing:	Cash Flows from Investing Activities:
	Purchases of property and equipment	(49,956)	(67,517)
	Purchase of marketable securities	(178,829)	(231,387)
	Proceeds from the sale and maturities of marketable securities	152,277	24,711
	Acquisitions of businesses, net of cash acquired	-	(8,200)
	Net cash used by investing activities	(76,508)	(282,393)
Financing:	Cash Flows from Financing Activities:
	Repayments on revolving credit facilities, net	(85,000)	(6,500)
	Issuance of long-term debt	-	250,097
	Repurchases of common stock	(91,562)	(309,057)
	Debt issue costs	(57)	(199)
	Proceeds from the exercise of stock options and employee stock purchase plans	28,815	19,221
	Payment of acquisition-related contingent consideration	(3,633)	-
	Tax benefit from share-based compensation arrangements	10,225	10,044
	Net cash used by financing activities	(141,212)	(36,394)
	Net effect of changes in exchange rates on cash	4,342	(5,067)
	Net increase (decrease) in cash and cash equivalents	21,078	(181,386)
	Cash and cash equivalents, beginning of period	128,994	322,536
	Cash and cash equivalents, end of period	$ 150,072	$ 141,150

IDEXX Laboratories, Inc. and Subsidiaries
Free Cash Flow[1]
Amounts in thousands (Unaudited)
		Nine Months Ended
		September 30,	September 30,
		2016	2015
Free Cash
Flow:	Net cash provided by operating activities	$ 234,456	$ 142,468
	Financing cash flows attributable to tax benefits from share-based compensation arrangements	10,225	10,044
	Investing cash flows attributable to purchases of property and equipment	(49,956)	(67,517)
	Free cash flow	$ 194,725	$ 84,995

[1] Free cash flow is a non-GAAP financial measure and is calculated from cash generated from operations, including tax benefits attributable to share-based compensation arrangements, reduced by the Company's investments in property and equipment. Management believes free cash flow is a useful measure because it indicates the cash the operations of the business are generating after appropriate reinvestment for recurring investments in property and equipment that are required to operate the business. Management also believes this is a common financial measure useful to further evaluate the results of operations.

IDEXX Laboratories, Inc. and Subsidiaries
Common Stock Repurchases
Amounts in thousands except per share data (Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2016	2015	2016	2015
Share repurchases during the period	142	1,213	1,119	4,345
Shares surrendered by employees in payment for minimum
required withholding taxes due on share-based compensation	2	2	56	66
Total number of shares purchased[1]	144	1,213	1,175	4,345
Average price paid per share[1]	$ 107.46	$ 70.89	$ 78.43	$ 72.15

Shares remaining under repurchase authorization as of September 30, 2016 totaled 5,686,925.

[1]Shares repurchased and acquired through employee surrender for payment of minimum required withholding taxes on and before June 15, 2015 and the associated average cost per share have been adjusted to reflect the June 2015 two-for-one stock split.  Actual shares repurchased were approximately 2,962,000 for the nine months ended September 30, 2015.

Contact: Kerry Bennett, Investor Relations, 1-207-556-8155

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